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                                                                    Exhibit 99.1




                              Contact:    Michael B. Moneymaker
                                          Senior Vice President & CFO
                                          CFW communications Company
                                          Phone: (540) 946-3531
                                          Fax: (540) 946-3595
                                          Moneymakerm@cfw.com

  CFW Communications Company Prices Private Debt Offering for $280 million of
              Senior Notes and $95 million of Subordinated Notes

WAYNESBORO, Va., July 25 -- CFW Communications Company (NASDAQ: CFWC) announced today that it has priced $280 million of units consisting of 13% Senior Notes due August 15, 2010 and one warrant per $1,000.00 face amount Senior Note to purchase 1.8 shares of CFW common stock at an exercise price of $47.58 per share. The Senior Notes were priced at 98.61% of par value to yield 13.25% to maturity. In addition to the units, CFW also priced $95 million of 13.5% Subordinated Notes due February 15, 2011, to be issued at par. The transactions are scheduled to be completed on July 26, 2000. The first interest payment on the Senior Notes will be February 15, 2001.

CFW also announced that Welsh Carson Anderson & Stowe (WCAS) has agreed to purchase an additional $25 million of CFW preferred stock. WCAS has already purchased $100 million of CFW preferred stock and had previously agreed to purchase an additional $100 million of CFW preferred stock upon closing of the acquisition of the digital wireless licenses and assets of PrimeCo PCS, L.P. in the Richmond and Norfolk, Virginia markets.

CFW will use proceeds from the offering of the units and subordinated notes to partially fund the PrimeCo acquisition and to fund an escrow account to cover the first four interest payments on the Senior Notes.

None of the units, notes or warrants have been registered under the United States Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. None of the units, notes or warrants may be offered or sold in Canada except pursuant to transactions that are exempt from the prospectus requirements of applicable provincial securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the units, notes or warrants referenced above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such jurisdiction.

CFW Communications Company, doing business as CFW Intelos and Intelos, is an Integrated Communications Provider (ICP) with headquarters in Waynesboro, Virginia. CFW provides a broad range of products and services to customers in Virginia, West Virginia, Kentucky, and Tennessee including digital PCS, dial-up Internet access, high-speed data transmission, DSL (high-speed Internet access), and local telephone service to businesses and long distance telephone services to business and residential customers. Detailed information about CFW Communications is available at www.cfw.com.

Source: CFW Communications